DODIE KENT
                                                      Vice President and Counsel
                                                                  (212) 314-3970
                                                             Fax: (212) 314-1791
                                                                  LAW DEPARTMENT

[AXA EQUITABLE LOGO]

April 28, 2005

AXA Equitable Life Insurance Company
1290 Avenue of the Americas
New York, NY 10104

Dear Sirs:


    This opinion is furnished in connection with the Form N-3 Registration Statement of AXA Equitable Life Insurance Company ("AXA Equitable") under the Securities Act of 1933, as amended (the "Act"), relating to separate account units of interest ("Units") under a group annuity contract, as amended, issued by AXA Equitable to JP Morgan Chase Bank, as Trustee of the Members Retirement Trust and of the Members Pooled Trust for Retirement Plans (the "Members Contract") (the separate accounts included in the Members Contract being referred to herein collectively as the "Separate Accounts"). The Members Contract is designed to provide benefits under retirement plans and trusts adopted by members of certain groups and other eligible persons for themselves and their employees. Such plans and trusts will be qualified under Section 401 of the Internal Revenue Code of 1986, as amended. The securities being registered are to be offered in the manner described in the Registration Statement covering up to $20 million of the plan contributions to be received under the Contracts.


    I have examined all such corporate records of AXA Equitable and such other documents and such Laws as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that

1. AXA Equitable is a corporation duly organized and validly existing under the laws of the State of New York.

2. The Separate Accounts were duly created pursuant to the provisions of the New York Insurance Law.

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AXA Equitable Life Insurance Company
April 28, 2005
Page 2


3. Assets allocated to the Separate Accounts are owned by AXA Equitable; AXA Equitable is not a trustee with respect thereto. Under New York State law, the income, gains and losses, whether or not realized, from assets allocated to a Separate Account must be credited to or charged against such Account, without regard to the other income, gains or losses of AXA Equitable.

4. The Members Contract provides that the portion of the assets of the Separate Accounts equal to the reserves and other contract liabilities with respect to the Separate Accounts shall not be chargeable with liabilities arising out of any other business AXA Equitable may conduct.

5. The Members Contract and the Units issued thereunder have been duly authorized; and the Members Contract constitutes, and the Units when issued thereunder will constitute, validly issued and binding obligations of AXA Equitable in accordance with their terms.

    I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,


                                         /s/ Dodie Kent
                                         ----------------------------------
                                             Dodie Kent
                                             Vice President and Counsel